EXHIBIT 10.8

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT ("Agreement") is dated as of the 15th day of November, 2007, by and between SEREFEX CORPORATION, a Delaware corporation (the "Company"), with an address at 4328 Corporate Square Blvd., Suite C, Naples, FL 34104, and SHAWN M. WILLIAMS, an individual ("Executive"), residing at 444 This Way, Naples, Florida 34110.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the "Board") and Executive desire that Executive furnish services to the Company on the terms and conditions hereinafter set forth; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment of the Executive with the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained in the Employment Contract and this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Employment

The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.           Terms and Parties.

(a)  Term. The term of the Executive's employment under this Agreement shall be for a period of 61 full calendar months, commencing November 15, 2007, and ending December 31, 2012, unless further extended or sooner terminated as hereinafter provided ("Term"). On December 31, 2012, the Term shall be automatically extended for 12 calendar months in the absence of any timely written notice provided by either party to this Agreement advising the other party of a decision not to extend the obligations of this Agreement beyond December 31, 2012, and the extended term of the Executive's employment thereafter shall be regarded as the "Term," as used in this Agreement, and the Term shall be automatically extended from time to time thereafter in the same manner. The last day of the Term, as from time to time extended, is hereinafter referred to as the "Expiration Date." The Company may elect to terminate the automatic extension of the Term set forth in this Section 2(a) by giving written notice of such election to the Executive on or before December 31 of the calendar year immediately preceding the then-current Expiration Date. The Executive may elect to terminate the automatic extension of the Term set forth in this Section 2(a) by giving written notice of such election to the President of the Company on or before June 30 of the calendar year during which the then-current Expiration Date falls. Upon the giving of any such written notice, the Executive's employment under this Agreement shall terminate on the Expiration Date (as last extended). Notwithstanding any other provision(s) of this Agreement, any written notice given by either party to this Agreement that communicates a decision not to extend the Term shall not be construed to constitute a termination of this Agreement either Without Cause or by way of a Constructive Termination (each as defined in Section 6 hereof).

(b) Parties. The obligations of the Company hereunder shall include the obligation to cause the Company to act in accordance with the terms hereof.

3.           Position and Duties.

During the Term of this Agreement, the Executive shall be employed as Chief Operations Officer of the Company or other position to be mutually determined by the Board of Directors and the Executive, and the Board shall consider him to be elected as a member of the Board of the Company. In addition, Executive shall serve as Director of Operational Efficiencies of W.P. Hickman Systems, Inc., and all present and future subsidiaries or affiliates of the Company during times of transition. In these capacities, duties, powers and responsibilities, as determined from time to time by the Board of Directors, the Executive shall have overall responsibility for the operations of the business of the Company and the subsidiaries and affiliates of the Company for which he shall serve as Chief Operations Officer. As Chief Operations Officer, the Executive shall report directly to the Chief Executive Officer and the Board of the Company and Executive's title(s), reporting relationship(s) to others associated with the Company and its present and future subsidiaries and affiliates, or duties as expressed in this Section 3 shall not be altered or diminished in any way without Executive's prior written consent. The Executive hereby accepts such employment and agrees to perform the duties and responsibilities set forth herein.

4.           Place of Performance

The principal place of employment and office of the Executive shall be at the Company's headquarters in Solon, Ohio, or such other location of the companies operations as may be required by the Board of Directors.

5.           Compensation and Related Matters.

The Executive shall receive the following compensation and benefits for his services rendered under this Agreement, each of which shall constitute a material obligation of the Company hereunder:

(a)
Base Salary. As compensation for the performance by the Executive of his duties hereunder, the Company shall pay the Executive a base salary of One Hundred Forty Thousand and No/100 Dollars ($140,000.00) (U.S.) per annum for the period commencing November 15, 2007, through and including December 31, 2008. Thereafter, the Executive's base salary for each subsequent 12-month period commencing January 1, 2009, shall be fixed at a minimum amount of one hundred and ten percent (110%) of the Executive's base salary during the immediately preceding calendar year or as additionally increased by the company's compensation committee.

(b)
Incentive Compensation. In addition to the compensation described in Section 5(a) of this Agreement, the Executive shall receive such additional compensation in the form of monthly commissions, as follows:

(1)    The Executive shall receive payment equal to two percent (2%) of the total purchase price of all international imports of products by or for the Company and/or any of its subsidiaries, whether wholly or partially owned or controlled by the Company, The parties acknowledge and agree that this component of the Executive's incentive compensation shall be paid by Brian S. Dunn, Chief Executive Officer of the Company, as and when the Company remits commissions to Mr. Dunn in respect of the purchase of such imported products realized by the Company and/or any of its subsidiaries. The Executive's incentive compensation under this Section 5(b)(1) shall be remitted by Mr. Dunn gross of all taxes not later than the 10th business day of the month immediately following the date for which the Company pays Mr. Dunn for commissions in respect of the purchase of such imported products. In the event Mr. Dunn's tenure with the Company is terminated, disrupted, or interrupted for any reason (including, without limitation, his death or disability), or if Mr. Dunn fails, refuses, or is unable or unwilling to pay the Executive the incentive compensation earned under this Section 5(b)(1) as and when his obligation to do so shall become due from time to time, the Company agrees to remit additional compensation to the Executive in the full amount of the incentive compensation payable under this Section 5(b)(1) not later than the last day of the calendar month in which such incentive compensation became due and payable.

(2)
The Executive shall receive payment equal to one half of one percent (1/2%) of the aggregate value of all future mergers or acquisitions, stock exchanges, asset purchases or aggregations, and any other form of acquisition of the capital stock, equity, business interests, and/or assets of any other company, corporation, general or limited partnership, limited liability company, proprietorship, joint venture, or other form of business enterprise, either partially or completely, concluded by or for the Company or any of its subsidiaries, whether wholly or partially owned or controlled by the Company. In determining the amount of compensation to be remitted to the Executive by operation of this Section 5(b)(2), the "aggregate value" of any qualifying merger or acquisition shall equal the total amount of obligation of the Company and/or any of its subsidiaries, whether wholly or partially owned or controlled by the Company, under the terms of such merger or acquisition in consideration of the sale, exchange, or transfer of the capital stock, equity interests, business interests, and or assets sold, transferred, or exchanged under the terms of such merger or acquisition. All compensation to be remitted to the Executive under this Section 5(b)(2) shall be due and payable not later than the last day of the calendar month immediately following the date(s) of closing for each merger or acquisition described herein and shall be tendered to the Executive, either by way of a check made payable to the Executive and/or by way of the issuance of the Company's restricted stock in such manner and according to such terms and conditions as will be negotiated in an agreement whereby the Company and the Executive agree that part or all of the Company's obligations under this Section 5(b)(2) might be satisfied.

(3)
The obligation to remit incentive compensation under Sections 5(b)(1) and 5(b)(2) of this Agreement shall survive expiration or termination of this Agreement and the Executive shall be entitled, even after expiration or termination of this Agreement, to receive all incentive compensation otherwise payable to him but for his no longer remaining an active employee of the Company in respect of each shipment of imported products received, each merger or acquisition closed within 6 months from his termination, to the extent the Executive contributed in any material fashion to booking any such business, finding any source of supply, negotiating any contract or instrument, identifying and/or qualifying any merger or acquisition target or opportunity, or otherwise participating in the administration, processing, accounting, negotiation, execution, delivery, performance, and/or modification of any transaction(s) by which any such purchases of imported products and/or mergers and/or acquisitions may have been concluded.

(c)
Annual Bonus. In addition to the compensation described in Sections 5(a) and 5(b) of this Agreement, beginning with the calendar year of 2008, the Executive shall receive such additional compensation in the form of an annual bonus, as and when calculated, approved and recommended by the Executive Committee or the Board of the Company, and shall be determined according to a formula that shall have been approved by the Board of the Company in writing and shall have been provided to the Executive as soon as practical. In the event the Board fails or refuses to provide the Executive with timely written notice of the formula to be used in determining the amount(s) of any annual bonus payable under this Section 5(c) for any given calendar year, the Executive shall be entitled to receive an annual bonus for such calendar year according to the formula used in determining the Executive's annual bonus for the immediately preceding calendar year. Any annual bonus awarded to Executive shall be payable when other executives of the company are paid their bonuses but to be no later than go days after the end of the calendar year for which said bonus was earned except as otherwise provided by other provisions of this agreement, the obligation to remit the annual bonus payable under this Section 6(c) shall survive expiration or termination of this Agreement and the Executive shall be entitled, even after expiration or termination of this agreement, to receive such annual bonus otherwise payable to him but for his no longer remaining an active employee of the company, provided, however, that the amount of the annual bonus payable to the Executive for each calendar year during the Term shall be a target amount minimum of One Hundred Thousand and No/100 Dollars ($100,000.00)(U.S.).

(d)           Additional Benefits and Perquisites of Employment. The Executive shall be entitled to each ofthe following additional benefits and perquisites of employment:

(1)
Health Care Benefits. The Company shall pay on the Executives behalf 100 percent (100%) of the expenses associated with providing the Executive, his spouse and children with the Companies group or individual health care insurance and benefits, including (without limitation) such major medical, cancer coverage, dental, optical, prescription drug, and other health insurance coverage as may be provided from time to time by the Company for its senior-most officers, directors, and/or employees during the Term of this Agreement and any renewal thereof.

(2)
Disability Benefits, Other Insurance Coverages, and Benefit Plans. The Company shall pay on the Executives behalf 100 percent (100%) of the expense associated with providing the Executive disability insurance as provided for other senior executives of the company and such other insurance coverages as may be provided from time to time for the Company's senior-most officers, directors, and/ or employees during the Term of this Agreement and any renewal thereof, including (without limitation) life insurance and long term care policies. The Company shall pay 100 percent (100%) of the costs of providing a 20-year term life insurance policy with a death benefit of not less than One Million and No/100 Dollars ($1,000,000.00) (U.S.) for the Executive. The Executive also shall be included as a member in any profit-sharing, pension, retirement, or other employee benefit plan which may be adopted by the Company during the Term of this Agreement or any renewal thereof as long as such plan(s) shall be offered or available to any of the Company's other senior-most officers, directors, or employees and the Executive meets the eligibility requirements thereof.

(3) Vacation. During the Term of this Agreement and any renewal thereof, the Executive shall be entitled to paid vacation leave equal to four (4) weeks each calendar year, beginning January 1, 2008, and such additional vacation leave as shall be approved by the President of the Company from time to time. Vacation leave shall be taken by the Executive at such times as are mutually convenient to Executive and the President of the Company. The Executive agrees to provide reasonable advance notice to the President of the Company of the Executive's plan to take vacation leave. If the President of the Company concurs in the Executive's plan to take vacation leave or if the President fails to notify the Executive within 21 calendar days of the Executive's notice that any given plan to take vacation leave would not be convenient to the Company, such plan shall be deemed to have been approved by the President of the Company. Once approved by the President in a manner consistent with this Section 5(d)(3), the President of the Company may not change, condition, or rescind the Executive's vacation plans without the written consent of the Executive. Executive shall not be entitled to carry over any unused vacation accrued during any calendar year to any succeeding year, provided, however, that notwithstanding this provision respecting vacation leave carryovers, the Executive shall be compensated at his base salary determined according to Section 5(a) of this Agreement for any accrued vacation leave not taken in any given calendar year because the President did not approve or vacation leave requested by the Executive at least 21 calendar days in advance or the Executive consented in writing to the President's request that the Executive not take an approved vacation leave or not taken because the employment of the Executive was terminated for any reason before the Executive was able to take such vacation leave. Vacation leave may be taken in increments of not less than one (x) full calendar day each and the Executive's plan to take more than two consecutive weeks of vacation leave within any i2-month period during any Term of this Agreement shall require the express written consent of the President of the Company. Notwithstanding the foregoing provisions of this Section 5(d)(3), The Executive shall be released from the notice requirements and restrictions on taking vacation leave, as expressed herein, to the extent the Executive takes vacation leave for the purpose of attending to any family emergency, any unplanned surgery or medical care involving himself or his spouse or children, or any bereavement leave occasioned by the death of any of the immediate family members of the Executive or the Executive's spouse.

(4)
Expense Reimbursement. Upon submission of receipts and reasonable documentation, the Company hereby agrees to reimburse the Executive for expenses incurred by the Executive in connection with business travel, including (without limitation) parking, tolls, mileage, lodging, and meals. Business entertainment, dues, subscription fees, and membership fees to any professional association or organization related to the Company's business of which the Executive is a member or shall become a member during the term hereof or any renewal thereof, shall be first approved by the company.

(5)	Automobile. During the Term of this Agreement, the Company shall afford the Executive access to similar automobile benefits being granted to other Executives of the company.

(6)
No Disqualification of the Executive, His Spouse, or His Children. The Company acknowledges and agrees that the Executive and his spouse and children qualify for all benefits for which they, or any of them, may be or shall become eligible under this Section 5 immediately upon the Executive's execution of this Agreement. All insurance policies referenced in this Section 5 are to be in place as soon as Brian S. Dunn's policies, Chief Executive Officer, are in place.

(7)
Alternate Forms of Satisfying Certain Obligations Under Section 5(d). With the mutual consent of the Executive and the company, the Executive may instruct the Company to remit directly to such insurance company or companies as the Executive may designate from time to time, in full or partial satisfaction of the Executive's own obligations under his own contract(s) of insurance with such company or companies, a sum equal to the total amount otherwise payable by the company for its in place insurance coverage's being offered to other executives for premiums covered under any contract(s) for any insurance policy or policies contemplated by the terms of Section 5(d) of this Agreement. Upon honoring the Executive's instruction respecting any individual insurance policy, the Company's obligation to provide the same coverage and/or benefits under the terms of Section 5(d) of this Agreement shall abate and thereafter shall be limited to continuing to remit sums under the Section 5(d)(7) to the Executive's own insurer(s) as and when such obligations become due and payable during any Term of this Agreement. The obligation to remit any sum(s) payable under this Section 5(d)(7) shall continue until the first anniversary of the termination of this Agreement for any reason.

(e)
Relocation Expenses. The Executive will be required to relocate from Naples, Florida, to Solon, Ohio, or a community within Northeast Ohio that is within 45 minutes driving distance of Solon, Ohio, to perform his corporate duties as described in this contract. The Company agrees to reimburse the Executive for any and all pre approved fees and expenses associated with said relocation including but not limited to:

 (1)Temporary Housing. The Company shall reimburse the Executive for reasonable temporary living expenses (including reasonable travel expenses between the Executives primary residence as of the effective date and Cleveland/Solon, Ohio metropolitan area) for the executive and his family in the Cleveland/Solon, Ohio metropolitan area for a period not to exceed one year from the effective date.

(2)	Moving Expenses. The Company shall reimburse the Executive for all moving expenses, including packing, shipping, insurance, unpacking and temporary storage costs. .

(3)
Housing Value Adjustment. The Company will make available to the Executive the opportunity to recapture any loss in the sales proceeds from his family's home using a base of $550,000, located in Naples, FL 34110, where the Executive currently resides by either making a cash or Serefex common stock payment in the amount due including all broker's fees and closing costs. Said payment form of either Serefex common stock or cash is to be mutually agreed upon by the Executive and the Company.

(4)
Relocation Bonus. In addition, the Executive shall receive a relocation bonus of $19,000, payable on the Effective Date, to cover the other costs associated with the relocation of Executive's primary residence.

(5)	All relocation payments and benefits are to be fully grossed-up for any applicable taxes.

(f)	Retirement. The executive shall be entitled to any retirement plan and benefits put in place by the company that is offered to other senior executives

(g)
Payment. All amounts in compensation and benefits payable under Sections 5(a) through 5(f) of this Agreement shall be remitted and honored in accordance with the terms set forth or referenced therein in a timely fashion and in such manner as shall be mutually agreeable between Executive and the Company to the extent not otherwise specified in this Agreement. In the event that the Company cannot legally compensate Executive for any or all items listed in Sections 5(a) through 5(f) of this agreement due to local, state, or federal laws and/or regulations, the Company shall remit amounts equivalent to the compensation and/or benefits otherwise foreclosed by such laws and/or regulations in the form of increased annual base salary in addition to the then-current base salary determined for the then-current calendar year by operation of Section 5(a) of this Agreement.

6.           Termination.

The Executive's employment hereunder shall terminate upon expiration of any Term of this Agreement by operation of Section 2(a) of this Agreement, but otherwise may be terminated only as follows:

(a)	Death of the Executive. Subject to any post-mortem rights or obligations specified herein, the Executive's employment shall terminate immediately upon his death.

(b)
Disability of the Executive. If the Executive shall fail or become unable to perform any of his duties hereunder due to illness or other incapacity (as determined by a medical doctor mutually agreed to by the Executive or his attorney-in-fact and the Company) and such illness or incapacity shall continue for a period of more than 9o consecutive days ("Disability"), the Company may terminate the Executive's employment hereunder 3o days after written notice of termination is given to the Executive or his attorney-at-law or attorney-in-fact if the Executive shall not have returned to the performance of his duties on a full-time basis by the end of such 3o-day notice period.

(c)
With Cause or Without Cause. Except as otherwise provided by Sections 6(a) and 6(b) of this Agreement, the Company may terminate the Executive's employment only in the event one or more of the following events should occur and the Executive shall not have cured any defect in his performance or conduct (if curable) within 3o days after written notice thereof has been given by the Company to the Executive coupled with a disclosure that the Company intends to terminate the Executive's employment under this Section 6(c), effective as of the date such notice is given or such later date as may be indicated in such notice, and specifying the factual basis for the Company's decision to invoke the remedy of termination:

(1)
A failure by the Executive to perform material duties assigned to him as an employee of the Company (other than due to physical or mental disability or impairment or after the delivery of a Notice of Termination for Constructive Termination by the Executive pursuant to Section 6(d) of this Agreement);

(2)	Engaging in misconduct that injures the Company or any subsidiary or any affiliate of the Company in a material fashion;

(3)	The Executive's conviction for a felony offense; (4)
(4)	A material breach by the Executive of any written covenant or agreement not to compete with the Company or any subsidiary or any affiliate; or

(5)	A breach of the Executive's fiduciary duty to the Company.

Any termination of the Executive's employment for any of the reasons listed in this Section 6(c) shall constitute a termination "With Cause" for purposes of this Agreement and any termination of the Executive's employment for any reason other than those listed in this Section 6(c) or as provided by Sections 6(a) or 6(b) hereof, whether for the convenience of the Company or otherwise, shall constitute a termination "Without Cause" for purposes of this Agreement.

(d)
Constructive Termination. The Executive may terminate his employment in the event one or  more of the following events should occur, without the prior written consent of the Executive, and the Company shall not have cured any defect in its performance or conduct (if curable) within 3o days after written notice thereof has been given by the Executive to the Company coupled with a disclosure that the Executive intends to terminate this Agreement under this Section 6(d), effective as of the date such notice is given or such later date as may be indicated in such notice, and specifying the factual basis for the Executive's decision to invoke the remedy of termination:

(1)
Any change in the Executive's reporting relationship as specified in Section 3 of this Agreement, any assignment or delegation, without Executive's prior express written consent, of any of the duties previously assigned to the Executive or any reduction of the Executive's duties, either of which results in a significant diminution in Executive's position, authority, or responsibilities with the Company otherwise in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities, or the elimination of any such authority from the Executive;

(2)
Any substantial reduction of the facilities and perquisites (including office space, location, and available administrative support) available to the Executive immediately prior to such reduction except to the extent the Executive may have consented in writing to such reduction;

(3)
Any relocation of the Executive for a period of more than twenty one (21) consecutive calendar days to a facility or a location more than 45 miles from the Executive's principle office prior to such relocation except to the extent the Executive may have consented the same in writing;

(4)
Any purported or attempted termination of Executive's employment by the Company Without Cause, or any purported or attempted termination of the Executive's employment for any reason under Section 6(b) and/or 6(c) of this Agreement whereby the grounds on which the Company relies in connection with any such termination or a tempted termination are not valid or depend upon determinations of fact or conclusion respecting the Executive's performance of his obligations under this Agreement or the Executive's conduct that either are not true or are not supported by the evidence on which the Company relies in taking its action against the Executive;

(5)
The filing of any voluntary or involuntary petition seeking protection under the bankruptcy laws, the appointment of any receiver or other fiduciary designated by any court or by operation of any agreement or undertaking to which the Company or any of its subsidiaries or affiliates is a party or beneficiary for the purpose of gathering, collecting, seizing, managing, or administering the business, assets, or affairs of the Company or any its subsidiaries or affiliates, or any change in the ownership or controlling interest of the Company or any of its subsidiaries or affiliates except to the extent the Executive, in respect of any of the events listed in this Section 6(d)(5), shall have consented in writing 1 the same;

(6)	Termination of the services of Brian S. Dunn and Chief Executive Officer of the Company for any reason or removal or demotion of Mr. Dunn from his position as Chief Executive Officer of the Company;

(7)	The Company's failure to honor any material duty or obligation set forth or referenced in this Agreement; or

(8)
Failure of the Company to maintain current and in effect Directors and Officers Insurance including Employment Practices Liability, Fiduciary Liability and Errors and Omissions Insurance. As of date of this agreement, coverages have been applied for. The company agrees to indemnify the Executive of any and all areas that would be covered by said coverages during times of transition.

Any termination of this Agreement by the Executive any of the reasons listed in this Section 6(d1,2,3,5,6,7 and 8) shall constitute a "Constructive Termination" for purposes of this Agreement. And for all purposes under this Agreement, a Constructive Termination shall afford the Executive and h: heirs, executors, administrators, successors, assigns, and dependents that same rights, privilege and benefits as if the Company had terminated his services Without Cause.

(e)
By the Executive Without Good Reason. The Executive may terminate his employment hereunder without Good Reason at any time upon twenty (20) days prior written notice to the Company. If however the Executive terminates this agreement without good cause within the first 3 years from the effective date, then the executive agrees to return to the company all payments made to him under section 5 e(3) of this agreement.

(f)
Procedure in the Event of Disputes Concerning Termination. Any party receiving a written notice invoking the remedy of termination under Sections 6(b), 6(c), or 6(d) of this Agreement may give written notice to the other party not later than the first Tuesday immediately following the 3oth day after which such notice shall have been delivered to the effect that a dispute exists concerning the termination or the impact or effect such termination shall have on the post-termination rights, benefits, expectations, obligations, and/or duties of the parties under this Agreement. Upon completing service of such written notice respecting termination, the parties agree to refer their dispute to mediation subject to the provisions of Section 19(b) of this Agreement unless the notice of termination of the Executive's employment specifies that such action is taken for one of the reasons set forth or referenced in Sections 6(c)(3), 6(c)(4), 6(d)(5), 6 (d)(6), 6(d)(7)and/or 6(d)(8) of this Agreement, and no party to this Agreement shall pursue any post-termination remedies in any civil action for enforcement of the terms and conditions hereof except upon the conclusion of such mediation efforts. The Executive shall be reimbursed for any and all associated legal and non-legal fees associated with said dispute in the event the Executive is the prevailing party.

7.	Termination Benefits

Upon the termination of this Agreement by the Company Without Cause, or upon the Executive's termination of this Agreement for Constructive Termination, and in addition to any other post termination obligations imposed by operation of this Agreement, the Company shall remit to the Executive, or upon the death or disability of the Executive, as and for a termination benefit, all of the following:

(a)
Salary Benefit. The Company shall pay to Executive (or to the Executive's spouse or the Executive's estate in the event the Executive should die without a spouse) in a lump sum not later than 3o days after the effective date of the notice of termination for any reason other than the death, termination with cause or disability of the Executive an amount equal to 500 percent (500%) of the annual base salary of the Executive, determined according to Section 5(a) of this Agreement, that was in effect as of the effective date of the termination of the Executive's employment hereunder, plus the value of all of the Executive's accrued and unused vacation leave.

(b)
Incentive Compensation Benefits. The Company shall remit to the Executive (or to the Executive's spouse or the Executive's estate in the event the Executive should die without a spouse) all accrued and unpaid incentive compensation earned by the Executive under Section 5(b) of this Agreement as and when such compensation becomes due and payable after the date of termination of the Executive's employment.

(c)
Annual Bonus Benefit. The Company shall remit to the Executive (or to the Executive's spouse or the Executive's estate in the event the Executive should die without a spouse) all accrued and unpaid annual bonus obligations of the Company arising under Section 5(b) of this Agreement as and when such annual bonus compensation becomes due and payable after the date of termination of the Executive's employment.

(d)	Death Benefit. The aforementioned life insurance policy.

(e)
Disability Benefit. The Company shall remit to the Executive (or to the Executive's spouse or the Executive's estate in the event the Executive should die without a spouse) the cost incurred by the Executive to acquire like insurance as offered in section 5 d (2) of this contract until the expiration date of the last extension.

(f)
Health Care Benefits. The Company shall remit to the Executive (or to the Executive's spouse or the Executive's estate in the event the Executive should die without a spouse) the cost incurred by the Executive to acquire like insurance as offered in section 5 d (i) of this contract until the expiration date of the last extension.

8.	Noncompetition and Confidentiality.

(a)	Noncompetition. In recognition of the foregoing agreements, in the event that Executives employment pursuant to this Agreement is terminated for any reason by either party:

(1)
If the termination of the Executive’s employment is With Cause, as defined in Section 6(c) of this Agreement, or is occasioned by the expiration of the then-current Term of this Agreement, the Executive agrees that for a period of 365 days following the date of such termination, he shall not within a geographic limit of 100 miles of the primary location of the Company be employed by, participate in the formation, ownership, management, operation, or control of, or be connected in any manner with (other than as a holder of not in excess of 10% of the outstanding voting shares of any publicly traded company) any existing retail distributor or roofing products company that competes with the business of the Company except as listed below in Section 8(c) of this Agreement; and

(2)
If the termination of the Executive's employment is terminated without cause, whether or not such reason is specified or contemplated by the terms and conditions of this Agreement, the Company acknowledges and agrees that the Executive shall not be bound by any noncompetition provisions.

(b)
Confidentiality. The Executive acknowledges that he will be subject to certain restrictive covenants concerning his employment. The Executive further acknowledges that he will acquire confidential information of a special and unique nature and value relating to the Company's intentions, plans, procedures, confidential reports, financial resources, shareholders, investors,, and prospective business that is not generally shared by the Company in the public domain. In this regard, the Executive hereby agrees that he will not (1) persuade or attempt to persuade any customer of the Company to cease doing business with the Company or persuade or attempt to persuade any potential customer to refrain from becoming a customer of the Company, (2) persuade or attempt to persuade any employee of the Company to leave the Company's employ or to become employed by any person, firm, or corporation other than the Company, or (3) divulge any knowledge or information of any type whatsoever of a confidential nature relating to the businesses of the Company to anyone other than the Company or any person employed or designated in writing by the Company, or make any unauthorized use of such confidential knowledge or information, or publish or use such confidential knowledge or in formation for the benefit of any third parties or to the Company's detriment.

(c)
Exclusions to Noncompetition Obligations of the Executive. The Company acknowledges and agrees that the Executive has involvement and ownership rights in family businesses based in Naples, Florida, and Sarasota, Florida, and that some or all of those family businesses may compete from time to time with the business of the Company. The family-owned or affiliated businesses in which the Executive shall have continuing involvement and/or ownership rights after the effective date of this Agreement include (but may not be limited to) to Hi-Lite Services, Inc., and Wholesale Construction Materials, LLC. Notwithstanding the provisions of Sections 8(a) and 8(b) of this Agreement, the Company acknowledges and agrees that the Executive shall not be subjected to the restrictions or limitations imposed by operation of this Section 8 to the extent the same might otherwise apply to the family-owned or affiliated businesses identified or referenced in this Section 8(c).

9.	Joint and Several Obligations

The obligations set forth herein shall be deemed to be joint and several obligations of each of the Company and each of its subsidiaries.

10.	Assignment.

This Agreement shall not be assignable by either party except upon the prior written consent of the other party. Notwithstanding this restriction, and subject to the other rights and remedies afforded the parties to this Agreement, (1) the Company's obligations to the Executive and the members of the Executive's immediately family and their respective heirs, successors, executors, administrators, and assigns may be assigned by the Company to any person or entity acquiring all or substantially all of the assets of the Company.

11.	Severability of Provisions.

If any of the provisions of this Agreement or the application of any such provision(s) shall for any reason be held invalid by a court of competent jurisdiction, such invalidity shall not affect or impair any other provision, it being the intention of the parties that such other provisions shall be and remain in full force and effect.

12.	Compliance with Applicable Laws.

The Executive agrees to comply with all laws and regulations in the conduct of his duties and obligations under this Agreement and to comply with all regulations, resolutions, and policies of the Company.

13.           Notices.

When any notice is to be given by a certain date specified in this Agreement, to the extent the deadline for such notice falls on a Saturday, Sunday, or legal holiday, such deadline shall extend to the next succeeding calendar day that is not a Saturday, Sunday, or legal holiday. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when dispatched by certified mail at any office of the United States Postal Service to the recipient thereof at the address(es) set forth below or to such changed address as such party may have fixed by notice to the other party, provided, however, that any notice or change of address shall be affected only upon receipt and further provided that any notice may be personally delivered to the respective party by the party giving notice in lieu of being mailed.

If to the Company:                    Serefex Corporation
4328 Corporate Square Blvd. Suite C
Naples, FL 34104
Attention: Brian S. Dunn, President

If to the Executive:                    Mr. Shawn Williams
444 Ibis Way
Naples, Florida 34110

14.           Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the Company, its subsidiaries, its successors and assigns, and any corporation, person(s), or entity that may acquire all or substantially all of the Company's assets or into which the Company may be consolidated or merged, and shall inure to the benefit of Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, and unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there be no such designee, to the Executive's estate.

15.           Governing Law and Consent to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard for principles of choice of law. The parties hereto agree to consent to the jurisdiction  and venue of the courts of the State of Ohio located in Cuyahoga County, Ohio, and agree that all disputes between the parties shall be litigated only therein.

16.           Entire Agreement.

This Agreement represents the entire agreement of the parties, and supersedes all prior understandings and agreements between the parties relating to the subject matter of the employment of Executive, including a certain Employment Contract dated January 1 2006, as amended. This Agreement may not be modified or amended except by an instrument in writing signed by all of the parties hereto. The parties acknowledge and agree that while the Executive and his counsel were responsible principally for formatting this Agreement with the use of their respective word processing equipment, the Company engaged in a material and direct fashion in drafting various provisions appearing herein, and therefore for purposes of resolving any disputes respecting the interpretation, application, or enforcement of this Agreement, neither party shall be deemed to have been the author of the terms and conditions expressed herein.

17.           Execution in Counterparts.

This Agreement may be executed by the parties hereto signing the same instrument, or by each party hereto signing a separate counterpart or counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties agree that documents executed by facsimile shall be acceptable in this transaction, and the signatures thereof shall have the same force and effect as original signatures.

18.           Waiver

The failure of any party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or conditions, but the obligations of either party with respect thereto shall continue in full force and effect.

19.           Miscellaneous Provisions.

(a)
Survival. All warranties, representations, and covenants, unless expressly provided otherwise by the terms and conditions hereof, shall survive the closing of the transaction(s) contemplated by this Agreement.

(b)    Mediation. Except as otherwise provided by the terms of this Agreement, the parties agree to submit any disputes arising under this Agreement or respecting the interpretation, application, and/or enforcement of its various terms and conditions to a trained mediator or retired judge with experience in mediating employment-related or commercial disputes. The Company shall bear responsibility for selecting and compensating the mediator, but the Executive agrees to bear one-half of the fee charged by the mediator for his or her services if a settlement of the dispute(s) submitted for mediation is concluded within 45 days of the conclusion of the mediation session(s) devoted to such dispute(s). If a request is made by either party for mediation of any such dispute(s), the other party shall use his or its best efforts to accommodate the schedules of the other party and the mediator so as to allow for the first mediation session to take place within 21 calendar days of the date the mediator is selected and not more than 3o days from the date the request for mediation is received. No party to this Agreement shall commence litigation for the enforcement of his or its rights or expectations hereunder without first declaring in a written notice to the other party that the parties are at impasse and waiting ten (10) calendar days to afford the other party an opportunity to reconsider his or its position and/or make an at tempt to renew settlement discussions or mediation talks. Once either party declares the parties to be at impasse and waits the required ten (10) days following his or its notice to that effect, such party may initiate litigation in a court of competent jurisdiction in respect of the dispute(s) addressed in mediation. Except as otherwise provided in this Agreement, the mediation process outlined in this Section 19(b) shall be followed by the parties for each dispute arising under this Agreement and no part of any dispute not first subjected to such mediation process shall be included in any pending litigation by amendment or otherwise or as the subject matter of any new civil action commenced in respect of such dispute(s) until such mediation process is exhausted in respect of each such dispute.

(c)
Costs of Litigation. In any civil action for the interpretation or enforcement of any of the provisions of this Agreement, the prevailing party shall be entitled, in addition to all other rights and remedies provided or allowed by law, to an order or judgment awarding the prevailing party reimbursement of all attorney fees and litigation expenses ordinarily, reasonably, and necessarily incurred in the successful prosecution or defense of such civil action, all preparation, research, and investigation conducted in respect of such litigation or any claims asserted or threatened in respect of the subject matter of such litigation in advance of the commencement of such civil action, and all services rendered in participating in any mediation session(s) conducted pursuant to Section i9(b) of this Agreement.

(d)
All Other Remedies Reserved. Nothing in this Agreement shall be construed as a limitation, replacement, or elimination of any right or remedy otherwise enjoyed by any party or any of such party's heirs, successors, assigns, or transferees, or as a condition on the exercise of any such right or the availability of any such remedy, except as may be expressly provided to the contrary by any provision(s) of this Agreement.

(e)	Headings. Headings used in this Agreement are for the convenience of the reader and are not meant to alter the substantive meaning of any other provision(s) set forth or referenced herein.

20.           Authority to Execute Agreement

In signing this Agreement, each signatory represents and warrants that he or she has the authority to do so, is not subject to any condition, restriction, or encumbrance that would condition, restrict, limit, or otherwise affect or control his or her decision to enter into this Agreement or his or her ability to honor or discharge the various duties, responsibilities, obligations, commitments, conditions, covenants, representations, and warranties set forth or referenced herein, has read each of the terms and conditions hereof and understands the same, has had adequate opportunity to seek advice or counsel from an attorney of his or her own choosing prior to executing this Agreement, intends fully to be bound contractually by the provisions of this Agreement in accordance with its terms, and has entered into this agreement freely, voluntarily, and without reservation.

ONCE EXECUTED BY ALL PARTIES, THIS AGREEMENT WILL CONSTITUTE A BINDING CONTRACT FULLY ENFORCEABLE ACCORDING TO ITS TERMS. THE PARTIES ARE ADVISED TO CONSULT INDEPENDENT PROFESSIONALS IF TAX OR LEGAL ADVICE IS DESIRED.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year above first written.

SEREFEX CORPORATION

Attest:                                                                           Date:

/s/ Brian S. Dunn                                                                                                                        ___________________
Brian S. Dunn, President & CEO
Serefex Corporation

Witness:                                                                       Date:

_______________________________                                                                                     ___________________
Attest:                                                                           Date:

/s/ Shawn Williams                                                                                                                    ___________________
Shawn Williams, Executive
Serefex Corporation

Witness:                                                                Date:

_______________________________                                                                                     ___________________

ADDENDUM

TO

EMPLOYMENT CONTRACT

This addendum is to an Employment Contract dated November 15, 2007 by and between Serefex Corporation, a Delaware corporation, and Mr. Shawn M. Williams, formerly of Naples, Florida.

WHEREAS, for mutual consideration, the receipt of which is hereby acknowledged, the parties hereby amend the Employment Contract as follows:

1.           Section 5 (b) is hereby deleted in its entirety.

IN WITNESS WHEREOF, Serefex Corporation and Shawn M. Williams have caused this Addendum to the Employment Contract to be duly executed on the day of ______ day of May, 2008.

SEREFEX CORPORATION                                                                                                           EXECUTIVE

/s/ Brian S. Dunn                                                                                                                        /s/ Shawn M. Williams,
Brian S. Dunn, President & CEO                                                                                                Shawn M. Williams, Executive
Serefex Corporation

WITNESS:

_____________________________
Name: _______________________

ADDENDUM

TO

EMPLOYMENT CONTRACT

This addendum is to an Employment Contract dated November 15, 2007 by and between Serefex Corporation, a Delaware corporation, and Mr. Shawn M. Williams, formerly of Naples, Florida.

WHEREAS, for mutual consideration, the receipt of which is hereby acknowledged, the parties hereby amend the Employment Contract as follows:

1.	Section 5 (a) is to read:

Base Salary. As compensation for the performance by the Executive of his duties hereunder, the Company shall pay the Executive a base salary of One Hundred Forty Thousand and No/100 Dollars ($140,000.00) (U.S.) per annum for the period commencing November 15, 2007, through November 15, 2008. Thereafter, the Executive's base salary for each subsequent 12-month period shall be fixed at a minimum amount of one hundred and ten percent (11o%) of the Executive's base salary during the immediately preceding calendar year or as additionally increased by the company's compensation committee.

2.	Section 5 (b) is hereby deleted in its entirety.

3.	Section 5 (c) is to read:

Annual Bonus. In addition to the compensation described in Sections 5(a) and 5(b) of this Agreement, beginning with the fiscal year of 2007, the Executive shall receive such additional compensation in the form of an annual bonus, as and when calculated, approved and recommended by the Executive Committee or the Board of the Company, and shall be determined according to a formula that shall have been approved by the Board of the Company in writing and shall have been provided to the Executive as soon as practical. In the event the Board fails or refuses to provide the Executive with timely written notice of the formula to be used in determining the amount(s) of any annual bonus payable under this Section 5(c) for any given fiscal year, the Executive shall be entitled to receive an annual bonus for such fiscal year according to the formula used in determining the Executive's annual bonus for the immediately preceding fiscal year. Any annual bonus awarded to Executive shall be payable when other executives of the company are paid their bonuses but to be no later than go days after the end of the fiscal year for which said bonus was earned except as otherwise provided by other provisions of this Agreement, the obligation to remit the annual bonus payable under this Section 6(c) shall survive expiration or termination of this Agreement and the Executive shall be entitled, even after expiration or termination of this Agreement, to receive such annual bonus otherwise payable to him but for his no longer remaining an active employee of the Company, provided, however, that the amount of the annual bonus payable to the Executive for each calendar year during the Term shall be a target amount minimum of One Hundred Thousand and No/100 Dollars ($100,000.00) (U.S.).

IN WITNESS WHEREOF, Serefex Corporation and Shawn M. Williams have caused this Addendum to the Employment Contract to be duly executed on the 3rd day of June, 2008.

SEREFEX CORPORATION                                                                                                           EXECUTIVE

/s/ Brian S. Dunn                                                                                                                        /s/ Shawn M. Williams
Brian S. Dunn, President & CEO                                                                                                Shawn M. Williams, Executive
Serefex Corporation

W.P. HICKMAN SYSTEMS, INC.                                                                                                           WITNESS:

/s/ Brian S. Dunn                                                                                                                        _____________________________
Brian S. Dunn, President & CEO                                                                                                Name: _______________________
W.P. Hickman Systems, Inc.